FOR IMMEDIATE RELEASE

CatchMark Agrees to $102 Million Acquisition of Prime South Carolina Timberlands
Deal with Forest Investment Associates for 51,700 Acres

ATLANTA - May 5, 2016 - In the company’s single, largest acquisition to date since its listing on the NYSE, CatchMark Timber Trust, Inc. (NYSE: CTT) announced today an agreement to acquire 51,700 acres of prime timberlands in South Carolina for $101.8 million, excluding closing costs, from funds managed by Forest Investment Associates. The acquisition of the Carolinas Midlands III timberlands will expand significantly CatchMark’s recent entry into North Carolina and South Carolina from 17,600 to 69,300 acres, and will increase the company’s total acreage in the U.S. South to 480,400 acres. Closing of the transaction is expected by the end of the second quarter or early third quarter 2016.
Adding approximately 2.1 million tons1 to CatchMark’s merchantable inventory, the acquisition comprises 70% pine acres and a 52%/48% pulpwood to sawtimber mix with significant diversity in topography, creating a range of seasonal harvest options to meet changing market demand. The transaction’s productivity is expected to be 4.8 to 5.8 tons per acre per year, adding approximately 250,000 to 300,000 tons per year to CatchMark’s harvest over the next decade.
The Carolinas Midlands III timberlands are proximate to and complementing other recent CatchMark purchases in South Carolina and North Carolina, providing synergies in pricing power, haul distances, management and land sales.
Jerry Barag, CatchMark’s President and Chief Executive Officer, said: “This transaction, in one of the Southeast’s strongest timber markets, fits our criteria for prime quality pine plantations and natural pine and hardwood stands with excellent soil quality and above average growing capacity for producing sustainable yields and durable earnings. Proximity to stable, well managed mills, including one of the most efficient and highest capacity mills in the U.S., as well as assumption of an existing long-term supply agreement provides clarity of future sales volumes. The acquisition expands what we believe is one of the industry’s highest quality timberlands portfolio.”
The transaction will be financed through CatchMark's multi-draw term loan.
1. Subject to standard final adjustment prior to closing.
About CatchMark
Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 428,700 acres* of timberland located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.
* As of March 31, 2016.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, that the inventory mix and diversity in topography of the

Carolinas Midlands III timberlands will result in a range of seasonal harvest options to meet changing market demand, that harvest volumes will increase, that the timberlands have the capability to produce sustainable yields and durable earnings, that the timberlands offer significant additional pricing power benefits, and that we have a robust deal pipeline in place. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this press release. Factors that could cause or contribute to such differences include, but are not limited to: (i) the conditions to closing may not be satisfied and, as a result, the acquisition of the Carolinas Midlands III timberlands may not be completed, (ii) we may not generate the harvest volumes from our timberlands that we currently anticipate; (iii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able to access external sources of capital at attractive rates or at all; (viii) potential increases in interest rates could have a negative impact on our business; and (ix) the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, under the heading “Risk Factors” and our other filings with Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.

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Contacts
Investors:                                                                  Media:
Brian Davis                                                             Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794                                                       (203) 268-0158
info@catchmark.com                                            marybeth@millerryanllc.com